Exhibit 10

AMENDMENT #2 TO EMPLOYMENT AGREEMENT

        This AMENDMENT #2 TO EMPLOYMENT AGREEMENT (this “Amendment”) made as of this 31st day of March 2005, by and between SOMERSET HILLS BANK, headquartered at 155 Morristown Road, Bernardsville NJ 07924 (“Bank”) and GERARD RIKER, an individual, residing at 80 Ligham Street, Belleville NJ 07109 (the “Executive”).

WITNESSETH:

        WHEREAS, pursuant to that certain Employment Agreement dated as of May 15, 1998, as amended March 1, 2004, (“Employment Agreement”), by and between Bank and Executive, the Executive has been employed as the Executive Vice President and Chief Financial Officer of the Bank; and

        WHEREAS, the Bank and the Executive desire to further modify the terms of the Employment Agreement for the purposes set forth herein.

        NOW, THEREFORE, in consideration of the mutual terms, promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.	Paragraph 1.1, Term of Employment, shall be modified as follows:

(a)
The term of the Employment Agreement is hereby extended to March 31, 2006, and renewed annually thereafter, unless either the Bank or the Executive shall notify the other party in writing, prior to February 1 of the given year, of its intention not to renew the Employment Agreement (the “Employment Period”).

2.	Paragraph 7.7 (d), Termination, shall be amended:

(a)	by deleting the reference to “one (1) times the average base salary” in Line 6 and replacing it with “two (2) times the average base salary”.

3.	Paragraph 7.7(e), Termination, shall be deleted in its entirety and replaced with the following: Section

(a)
If Employee shall terminate his employment for good reason as defined in subpart (A) or (C) of 7.7(a) hereof, the Employer shall pay as severance to Employee an amount equal to the Employee’s base salary at that time, such payment to be made in substantially equal semi-monthly payments on the fifteenth and last days of each month, or if these days are non-business days, the immediately preceding business day, commencing with the month in which the date of termination occurs and continuing over a period of one year.

(b)
If employment of the Employee is terminated for other than just cause pursuant to Section 7.1 hereof prior to a change in control of the Employer, the Employer shall pay as severance to Employee an amount equal to two times the Employee’s base salary at that time, such payment to be made in substantially equal semi-monthly payments on the fifteenth and last days of each month, or if these days are non-business days, the immediately preceding business day, commencing with the month in which the date of termination occurs and continuing over a period of two years.

4.
Modification. All other terms and conditions of the Employment Agreement shall remain in full force and effect, except as modified herein. All capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement.

        IN WITNESS WHEREOF, the parties hereto have cahsed this Amendment #2 to be executed, as of the date and year first stated above.

SOMERSET HILLS BANK By: /s/ Stewart E. McClure, Jr. Stewart E. McClure, Jr. President and Chief Executive Officer /s/ Gerard Riker Gerard Riker